Exhibit 99.1

     BROOKS AUTOMATION REPORTS RESULTS FOR FISCAL 2005 SECOND QUARTER ENDED
                                 MARCH 31, 2005

 Company exceeds guidance for revenues and bookings and FirstCall consensus for EPS; grows #1 market share position in semiconductor automation in 2004.

    CHELMSFORD, Mass., May 3 /PRNewswire-FirstCall/ -- Brooks Automation, Inc. (Nasdaq: BRKS), which develops and produces hardware, software and systems that enable manufacturing efficiencies for the semiconductor and other complex manufacturing industries, today announced results for its fiscal 2005 second quarter ended March 31, 2005.

    Revenues for the second quarter of fiscal 2005 were $129.5 million, a 9.9 percent sequential increase from the preceding quarter revenues of $117.8 million and a decline of 6.2 percent from a year ago revenues of $138.0 million for the same period. Bookings during the quarter were $115.1 million, an increase of 13.2 percent over the preceding quarter reported bookings of $101.7 million.

    Net income for the second quarter of fiscal 2005 on a GAAP ("Generally Accepted Accounting Principles") basis was a loss of $2.5 million, which included a charge of $6.7 million for restructuring, $0.7 million for amortization of acquired intangible assets, and $0.6 million of other charges. The GAAP loss of $0.06 per share for the quarter included a greater than anticipated restructuring charge related to the accelerated consolidation of the Company's manufacturing operations in Jena, Germany, which was originally expected to be a third quarter event but agreement with the workers' council was successfully reached in the second quarter ahead of schedule. The net impact on EPS from the charges related to restructuring, amortization of acquired intangible assets, and other charges was $0.18 per share.

    Edward C. Grady, president and chief executive officer of Brooks Automation, said "The Company accomplished most of its objectives for the quarter and finished better than our guidance for bookings and revenues. I'm also pleased with our progress in the markets that we serve, once again being recognized as the market share leader in semiconductor automation in calendar year 2004 for the fourth consecutive year, as reported in April 2005 by the independent market research firm Gartner Dataquest. In our core business, the tool automation segment, we increased our market share by approximately 6 percentage points to 55 percent of the market. This segment is also growing the fastest within automation and also outpaced the wafer fab equipment industry according to Dataquest. Overall, we are well positioned in the sweet spot of the market with outstanding technology, good customer relationships and exciting new products that we hope will help us continue to increase our leadership position and drive profitable growth. In the quarter, our tool automation business had solid growth driven by strong systems level shipments to OEM customers, reflecting the ongoing outsourcing trend that increases our served markets. We successfully started shipping some of our next generation vacuum robots and a vacuum system to strategic customers. Both revenues and bookings increased sequentially over the preceding quarter for this segment. Our software business closed on another robust bookings quarter, contributed solid operating profit and continued to make progress introducing the real time enterprise initiative to major global enterprises. Software revenues grew slightly in the quarter and we maintained strong market share in 300mm fabs and in China, an important emerging market. Factory hardware exceeded our expectations for revenue for the quarter as we gained final acceptance on a number of backlog projects. I was pleased with our continued focus on managing cash and working capital. The cash and securities balance at the end of the quarter increased by $12.8 million over the preceding quarter's balance, the Company's fourth consecutive quarter of positive cash flow and fifth in the past six quarters, a period in which the industry has gone through a sharp upturn and then a slowdown. We reduced inventories by $9.0 million and DSO improved to 63 days."

    Mr. Grady continued, "We believe that the business environment for Brooks remains relatively stable but will reflect some of the softness in the near term end market demand. For our fiscal third quarter ending in June, revenues for the Company are expected to be in the $115 to $120 million range, while bookings are expected to stay flat with some possible upside. The earnings per share on a GAAP basis are anticipated to be in the range of negative $0.01 to positive $0.06 per share. Restructuring and other charges are expected to impact EPS by approximately $0.04 per share. We continue to focus on positive cash flow and operating income leverage while improving gross margins of our hardware products. Remember that margins in the tool automation segment are reduced by our CDA, or Customer Designed Automation, business which has low gross margins but good operating margins that are above our corporate average. Looking at the big picture, I believe the Company as a whole has never been as well positioned as we are today, with an established base of customers, proven products, talented people and a strong R&D program. Regardless of the uncertainty in the market, we have made tremendous progress as an organization, and I am proud of what our people have accomplished to date."

    Business Segment Data

    The following table summarizes the four business segments of Brooks for fiscal Q2.

                                   Factory        Factory
                   Equipment     Automation     Automation
                  Automation      Hardware       Software        Other         Total
                  ----------     ----------     ----------    ----------    ----------
Three months
 ended
 March 31, 2005:
Revenues,
 in thousands     $   70,727     $   32,704     $   26,023    $       19    $  129,473
Gross margin,
 in thousands     $   20,566     $    5,093     $   18,202    $     (291)   $   43,570
Gross margin, %         29.1%          15.6%          69.9%            -          33.7%
Operating
 margin,
 in thousands     $    5,033     $     (719)    $    3,526    $   (1,429)   $    6,411
Amortization
 of acquired
 intangible
 assets                                                                     $      737
Restructuring
 charges                                                                    $    6,690
Total operating
 income (loss)                                                              $   (1,016)

    Q2 Fiscal 2005 Highlights

    -- Recognized by Gartner Dataquest as #1 market share leader for semiconductor automation in calendar 2004, holding the top spot for the fourth consecutive year. Within semiconductor automation, Brooks grew its #1 position in equipment automation. Brooks remained in the #1 position in fab management software, a category in the factory automation software segment. Brooks also won the #1 position in reticle management systems, a category in the factory automation hardware segment.
    -- Captured 10 new design-in wins at OEM customers in Q2.
    -- Shipped multiple configurations of our next generation vacuum robot to large US customer.
    -- Shipped first next generation vacuum system to key Asian customer.
    -- Grew OEM systems business significantly on a sequential basis as tier 1
       OEMs continued to outsource their systems business.
    -- Won vacuum systems business for Veeco Instruments, a key data storage supplier.
    -- Won new customer in China for lithography reticle management system, the Guardian(TM) Bare Reticle Stocker, extending market share lead in this geography.
    -- Completed and received acceptance on multi-million dollar AMHS expansion projects at two 300mm fabs as well as at one 200mm fab.
    -- Brooks Software division bookings increased sequentially and achieved its second highest bookings level in Company history.
    -- Booked multi-million dollar order from a Taiwanese 300mm fab for full suite of software.
    -- Booked multi-million dollar order from a Korean 300mm fab for MES and related software.
    -- Booked five new orders from 300mm fabs for Real Time Dispatch software, continuing near 100 percent market share in this application space for 300mm fabs.
    -- Booked orders from two new Gen-6 LCD customers in Taiwan. Brooks now provides MCS (material control system) software to 3 out of 4 major Gen-6 LCD fabs in Taiwan.
    -- Booked multiple orders from large Aerospace & Defense customer, including joint development project for enterprise application.

    Conference Call and Webcast

    Brooks Automation will host a conference call on Tuesday, May 3, 2005 at 4:30 PM Eastern to review its fiscal second quarter results. On the call, management will discuss the information contained in this announcement and answer related questions.

     Conference Call Date:    Tuesday, May 3, 2005
     Time:                    4:30 p.m. Eastern

     Dial in #:               (719) 457-2656
     Passcode:                2615148

    A live Webcast of this conference call will be available in the investor relations section of the Brooks Automation web site, http://investor.brooks.com under the title "Brooks Automation Fiscal 2005 Second Quarter Earnings Webcast."

    An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title "Brooks Automation Fiscal 2005 Second Quarter Earnings Webcast." A telephone replay will also be made available following the call at the following number: (719) 457-0820 beginning at 7:00 p.m. Eastern, Tuesday, May 3, 2005, and available 7 days. The passcode for the replay is 2615148.

    About Brooks Automation, Inc.

    Brooks Automation (Nasdaq: BRKS) is a leading worldwide provider of automation solutions to the global semiconductor and related industries. The company's factory and tool automation hardware, software and professional services can manage every wafer, reticle and data movement in the fab, helping customers improve throughput and yield while reducing both cost and time to market. Brooks products and services are used in virtually every fab in the world as well as by many customers in industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.

    "Safe Harbor" Statement under Section 21E of the Securities Exchange Act of 1934:

    Some statements in this release are forward-looking statements made under
Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, and profit and loss expectations, gross margin and operating margin expectations, expected restructuring charges, our future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor and discrete manufacturing industries, demand for our products, and the outlook of the semiconductor and discrete manufacturing industries. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the acceptance of our software products and services in industries outside of the semiconductor industry; the fact that design-in wins do not necessarily translate to significant revenue; the timing and effectiveness of restructuring, cost-cutting and expense control measures; intense price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks' Annual Report on Form 10-K, current reports on Form 8-k and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

    All trademarks contained herein are the property of their respective owners.

    Contact:
     Mark Chung
     Director of Investor Relations
     Brooks Automation, Inc.
     Telephone: (978) 262-2459
     mark.chung@brooks.com

                             BROOKS AUTOMATION, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                          March 31,     September 30,
                                             2005           2004
                                        -------------   -------------
ASSETS
Cash, cash equivalents and marketable
 securities                             $     296,044   $     255,367
Accounts receivable, net                       91,002         124,004
Inventories                                    63,641          71,891
Other current assets                           12,372           9,873

    Total current assets                      463,059         461,135

Property, plant and equipment, net             56,279          58,810
Long-term marketable securities                55,170          73,743
Intangible assets, net                         67,511          68,963
Other assets                                    4,273           8,388

      Total assets                      $     646,292   $     671,039

LIABILITIES, MINORITY INTERESTS AND
 STOCKHOLDERS' EQUITY
Current liabilities                     $     140,749   $     166,998
Convertible subordinated notes                175,000         175,000
Other long-term liabilities                    13,353          15,228

      Total liabilities                       329,102         357,226

Minority interests                              1,126             918

Stockholders' equity                          316,064         312,895

        Total liabilities,
         minority interests and
         stockholders' equity           $     646,292   $     671,039

    Cash, cash equivalents, short-
     term and long-term marketable
     securities
      March 31, 2005                    $     351,214
      December 31, 2004                 $     338,377
      September 30, 2004                $     329,110
      June 30, 2004                     $     321,385
      March 31, 2004                    $     309,808

                             BROOKS AUTOMATION, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                          Three months ended              Six months ended
                                               March 31,                      March 31,
                                     ----------------------------   ----------------------------
                                         2005            2004           2005            2004
                                     ------------    ------------   ------------    ------------
Revenues                             $    129,473    $    137,984   $    247,291    $    220,530
Cost of revenues                           85,903          87,074        162,041         139,375

Gross profit                               43,570          50,910         85,250          81,155

Operating expenses:
  Research and development                 16,464          16,634         32,376          32,702
  Selling, general and
   administrative                          20,695          21,469         41,551          41,236
  Amortization of acquired
   intangible assets                          737             939          1,627           1,882
  Restructuring and acquisition-
   related charges                          6,690           2,168          9,351           2,168
                                           44,586          41,210         84,905          77,988

Income (loss) from operations              (1,016)          9,700            345           3,167

Interest (income) expense, net                137           1,083            556           2,516
Other (income) expense, net                  (287)            239            (66)            197

Income (loss) before income taxes
 and minority interests                      (866)          8,378           (145)            454

Income tax provision                        1,528           1,829          3,014           2,842

Income (loss) before minority
 interests                                 (2,394)          6,549         (3,159)         (2,388)

Minority interests in income
 (loss) of consolidated subsidiary             78             317            208             249

Net income (loss)                    $     (2,472)   $      6,232   $     (3,367)   $     (2,637)

Earnings (loss) per share:
      Basic                          $      (0.06)   $       0.14   $      (0.08)   $      (0.06)
      Diluted                        $      (0.06)   $       0.14   $      (0.08)   $      (0.06)

Shares used in computing earnings
 (loss) per share:
      Basic                                44,873          44,412         44,787          41,417
      Diluted                              44,873          44,995         44,787          41,417

SOURCE  Brooks Automation, Inc.
    -0-                             05/03/2005
    /CONTACT: Mark Chung, Director of Investor Relations of Brooks Automation, Inc., +1-978-262-2459, mark.chung@brooks.com/
    /Web site:  http://www.brooks.com/